                                                                    EXHIBIT 99.1
                                                                   Press Release

[UNITED AUTO LOGO]


                                                         United Auto Group, Inc.
                                                         13400 Outer Drive West
                                                         Suite B36
                                                         Detroit, MI  48239




Contact: Roger Penske     Jim Davidson                  Tony Pordon
         Chairman         Executive VP - Finance        Vice President - Investor Relations
         313-592-5002     201-325-3303                  313-592-5266
                          jdavidson@unitedauto.com      Tony.pordon@unitedauto.com


     FOR IMMEDIATE RELEASE

     UNITED AUTO GROUP, INC. ANNOUNCES PROPOSED EQUITY AND DEBT OFFERINGS


     DETROIT, MICHIGAN, February 5, 2002 - United Auto Group, Inc. (NYSE: UAG) announced that it proposes to file a registration statement with the Securities and Exchange Commission for an underwritten public offering of up to $150 million of its common stock, par value $.0001 per share, of which the Company expects to sell $75 million of newly-issued shares of common stock and selling stockholders expect to sell the remaining shares in the offering. The selling stockholders' shares are expected to be sold for the benefit of J.P. Morgan Partners (BHCA), L.P., Virginia Surety Company, Inc. and Charlesbank Capital Partners, LLC and not for the benefit of Roger Penske or Penske Corporation.

     The Company also announced a proposed private offering of up to $200 million aggregate principal amount of senior subordinated notes pursuant to Regulation S and Rule 144A of the Securities Act of 1933, as amended. These securities have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States, absent registration or an applicable exemption from registration requirements.

     The Company intends to use the net proceeds of the offerings to reduce debt. The two offerings are not contingent on each other.

     This press release does not constitute an offer of any securities for sale.

                                      # # #